EXHIBIT 10.7
ChargePoint Holdings, Inc.

2021 Equity Incentive Plan

(As Adopted on February 25, 2021)
(Approved by the Stockholders on February 25, 2021)

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ChargePoint Holdings, Inc.
2021 Equity Incentive Plan
ARTICLE 1. INTRODUCTION.
The Board adopted the Plan to become effective immediately, although no Awards may be granted prior to the Business Combination Date. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Service Providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of Service Providers with exceptional qualifications and (c) linking Service Providers directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may be ISOs or NSOs), SARs, Restricted Shares and Restricted Stock Units. Capitalized terms used in this Plan are defined in Article 14.
ARTICLE 2. ADMINISTRATION.
2.1General
. The Plan may be administered by the Board or one or more Committees to which the Board (or an authorized Board committee) has delegated authority. If administration is delegated to a Committee, the Committee shall have the powers theretofore possessed by the Board, including, to the extent permitted by applicable law, the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to either the Board or the Administrator shall hereafter also encompass the Committee or subcommittee, as applicable). The Board may abolish the Committee’s delegation at any time and the Board shall at all times also retain the authority it has delegated to the Committee. The Administrator shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Common Shares are traded, and shall have the authority and be responsible for such functions as have been assigned to it.
2.2Section 16. To the extent desirable to qualify transactions hereunder as exempt under Exchange Act Rule 16b-3, the transactions contemplated hereunder will be approved by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Exchange Act Rule 16b-3.
2.3Powers of Administrator. Subject to the terms of the Plan, and in the case of a Committee, subject to the specific duties delegated to the Committee, the Administrator shall have the authority to (a) select the Service Providers who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and Awards granted under the Plan, (d) determine whether, when and to what extent an Award has become vested and/or exercisable and whether any performance-based vesting conditions have been satisfied, (e) make, amend and rescind rules relating to the Plan and Awards granted under the Plan, including rules relating to sub-plans established for the purposes of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (f) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant of any Common Shares issued pursuant to an Award, including restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales, and (g) make all other decisions relating to the operation of the Plan and Awards granted under the Plan. In addition, with regard to the terms and conditions of Awards granted to Service
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Providers outside of the United States, the Administrator may vary from the provisions of the Plan (other than any requiring stockholder approval pursuant to Section 13.3) to the extent it determines it necessary and appropriate to do so.
2.4Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations shall be final and binding on all interested parties.
2.5Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).
ARTICLE 3. SHARES AVAILABLE FOR GRANTS.
3.1Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed the sum of (a)  27,200,000 Common Shares, plus (b) up to 39,000,000 Common Shares subject to awards granted under the Predecessor Plans that are outstanding on the Business Combination Date and that subsequently are forfeited, expire or lapse unexercised or unsettled and Common Shares issued pursuant to awards granted under the Predecessor Plans that are outstanding on the Business Combination Date and that are subsequently forfeited to or reacquired by the Company, and (c) the additional Common Shares described in Articles 3.2 and 3.3. The Company shall reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of the Plan. The numerical limitations in this Article 3.1 shall be subject to adjustment pursuant to Article 9.
3.2Annual Increase in Shares. On the first day of each March during the term of the Plan, commencing on March 1, 2021 and ending on (and including) March 1, 2030, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to the lesser of (a) 5% of the total number of Common Shares actually issued and outstanding on the last day of the preceding month, or (b) a number of Common Shares determined by the Board.
3.3Shares Returned to Reserve. To the extent that Options, SARs, Restricted Stock Units or other Awards are forfeited, cancelled or expire for any reason before being exercised or settled in full, the Common Shares subject to such Awards shall again become available for issuance under the Plan. If SARs are exercised or Restricted Stock Units are settled, then only the number of Common Shares (if any) actually issued to the Participant upon exercise of such SARs or settlement of such Restricted Stock Units, as applicable, shall reduce the number of Common Shares available under Article 3.1 and the balance shall again become available for issuance under the Plan. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason, then such Common Shares shall again become available for issuance under the Plan. Common Shares applied to pay the Exercise Price of Options or to satisfy tax withholding obligations related to any Award shall again become available for issuance under the Plan. To the extent that an Award is settled in cash rather than Common Shares, the cash settlement shall not reduce the number of Shares available for issuance under the Plan.
3.4Awards Not Reducing Share Reserve. To the extent permitted under applicable exchange listing standards, any dividend equivalents paid or credited under the Plan with respect to Restricted Stock Units shall not be applied against the number of Common Shares that may be issued under the Plan, whether or not such dividend equivalents are converted into Restricted Stock Units. In addition, Common Shares subject to Substitute Awards granted by the Company shall not reduce the number of Common Shares that may be issued under Article 3.1, nor shall shares subject to Substitute Awards again be available for Awards under the Plan in the event of any forfeiture, expiration or cash settlement of such Substitute Awards.
3.5Code Section 422 and Other Limits. Subject to adjustment in accordance with Article 9:
(a)The grant date fair value of Awards granted to an Outside Director during any one fiscal year of the Company, together with the value of any cash compensation paid to the Outside Director during such fiscal year, may not exceed $750,000 (on a per-Director basis); provided however that the limitation that will apply in the fiscal year in which the Outside Director is initially appointed or elected to the Board shall instead be $1,000,000. For purposes of this limitation, the grant date fair value of an Award shall be determined in accordance with the assumptions that the Company uses to estimate the value of share-based payments for financial reporting purposes. For the sake of clarity, neither Awards granted, nor cash compensation paid, to an individual for his or her service as an Employee or Consultant, but not as an Outside Director, shall count towards this limitation.
(b)No more than 75,000,000 Common Shares (subject to adjustment pursuant to Article 9) may be issued under the Plan upon the exercise of ISOs.
ARTICLE 4. ELIGIBILITY.
4.1Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in Code Section 422(c)(5) are satisfied.
4.2Other Awards. Awards other than ISOs may be granted to both Employees and other Service Providers.
ARTICLE 5. OPTIONS.
5.1Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is intended to be an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
5.2Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option, which number shall adjust in accordance with Article 9.
5.3Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to an Option that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A and, if applicable, Code Section 424(a).
5.4Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become vested and/or exercisable. The vesting and exercisability conditions applicable to the Option may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination of such conditions. The Stock Option Agreement shall also specify the term of the Option; provided that, except to the extent necessary to comply with applicable foreign law, the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated vesting and/or exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.
5.5Death of Optionee. After an Optionee’s death, any vested and exercisable Options held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable Options held by the Optionee may be exercised by his or her estate.
5.6Modification or Assumption of Options. Within the limitations of the Plan, the Administrator may modify, reprice, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.
5.7Buyout Provisions. The Administrator may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Administrator shall establish.
5.8Payment for Option Shares. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased. In addition, the Administrator may, in its sole discretion and to the extent permitted by applicable law, accept payment of all or a portion of the Exercise Price through any one or a combination of the following forms or methods:
(a)Subject to any conditions or limitations established by the Administrator, by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee with a value on the date of surrender equal to the aggregate exercise price of the Common Shares as to which such Option will be exercised;
(b)By delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company;
(c)Subject to such conditions and requirements as the Administrator may impose from time to time, through a net exercise procedure; or
(d)Through any other form or method consistent with applicable laws, regulations and rules.
ARTICLE 6. STOCK APPRECIATION RIGHTS.
6.1SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.
6.2Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains, which number shall adjust in accordance with Article 9.
6.3Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to a SAR that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A.
6.4Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become vested and exercisable. The vesting and exercisability conditions applicable to the SAR may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. The SAR Agreement shall also specify the term of the SAR; provided that except to the extent necessary to comply with applicable foreign law, the term of a SAR shall not exceed 10 years from the date of grant. A SAR Agreement may provide for accelerated vesting and exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.
6.5Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.
6.6Death of Optionee. After an Optionee’s death, any vested and exercisable SARs held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable SARs held by the Optionee at the time of his or her death may be exercised by his or her estate.
6.7Modification or Assumption of SARs. Within the limitations of the Plan, the Administrator may modify, reprice, extend or assume outstanding stock appreciation rights or may accept the cancellation of outstanding stock appreciation rights (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, materially impair his or her rights or obligations under such SAR.
ARTICLE 7. RESTRICTED SHARES.
7.1Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company.

Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.
7.2Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, cancellation of other equity awards, promissory notes, past services and future services, and such other methods of payment as are permitted by applicable law.
7.3Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting and/or other conditions as the Administrator may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. Vesting conditions may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. A Restricted Stock Agreement may provide for accelerated vesting upon certain specified events.
7.4Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders, unless the Administrator otherwise provides. A Restricted Stock Agreement, however, may require that any cash dividends paid on Restricted Shares (a) be accumulated and paid when such Restricted Shares vest, or (b) be invested in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the shares subject to the Award with respect to which the dividends were paid. In addition, unless the Administrator provides otherwise, if any dividends or other distributions are paid in Common Shares, such Common Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.
7.5Modification or Assumption of Restricted Shares. Within the limitations of the Plan, the Administrator may modify or assume outstanding Restricted Shares or may accept the cancellation of outstanding restricted shares (whether granted by the Company or by another issuer) in return for the grant of new Restricted Shares for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of Restricted Shares shall, without the consent of the Participant, materially impair his or her rights or obligations under such Restricted Shares.
ARTICLE 8. RESTRICTED STOCK UNITS.
8.1Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.
8.2Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.
8.3Vesting Conditions. Each Award of Restricted Stock Units may or may not be subject to vesting, as determined by the Administrator. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement. Vesting conditions may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. A Restricted Stock Unit Agreement may provide for accelerated vesting upon certain specified events.

8.4Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, Restricted Stock Units awarded under the Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.
8.5Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Administrator. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average value of Common Shares over a series of trading days. Vested Restricted Stock Units shall be settled in such manner and at such time(s) as specified in the Restricted Stock Unit Agreement. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Article 9.
8.6Death of Recipient. Any Restricted Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of Restricted Stock Units under the Plan may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Restricted Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s estate.
8.7Modification or Assumption of Restricted Stock Units. Within the limitations of the Plan, the Administrator may modify or assume outstanding restricted stock units or may accept the cancellation of outstanding restricted stock units (whether granted by the Company or by another issuer) in return for the grant of new Restricted Stock Units for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a Restricted Stock Unit shall, without the consent of the Participant, materially impair his or her rights or obligations under such Restricted Stock Unit.
8.8Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.
ARTICLE 9. ADJUSTMENTS; DISSOLUTIONS AND LIQUIDATIONS; CORPORATE TRANSACTIONS.
9.1Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Company, proportionate adjustments shall be made to the following:

(a)The number and kind of shares available for issuance under Article 3, including the numerical share limits in Articles 3.1 and 3.5;
(b)The number and kind of shares covered by each outstanding Option, SAR and Restricted Stock Unit; and/or
(c)The Exercise Price applicable to each outstanding Option and SAR, and the repurchase price, if any, applicable to Restricted Shares.
In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Administrator may make such adjustments as it, in its sole discretion, deems appropriate to the foregoing. Any adjustment in the number of shares subject to an Award under this Article 9.1 shall be rounded down to the nearest whole share, although the Administrator in its sole discretion may make a cash payment in lieu of a fractional share. Except as provided in this Article 9, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.
9.2Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.
9.3Corporate Transactions. In the event that the Company is a party to a merger, consolidation, or a Change in Control (other than one described in Article 14.7(d)), all Common Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Administrator, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or portions thereof) in an identical manner. Unless an Award Agreement provides otherwise, the treatment specified in the transaction agreement or by the Administrator may include (without limitation) one or more of the following with respect to each outstanding Award:
(a)The continuation of such outstanding Award by the Company (if the Company is the surviving entity);
(b)The assumption of such outstanding Award by the surviving entity or its parent, provided that the assumption of an Option or a SAR shall comply with applicable tax requirements;
(c)The substitution by the surviving entity or its parent of an equivalent award for such outstanding Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Common Shares in the transaction), provided that the substitution of an Option or a SAR shall comply with applicable tax requirements;
(d)In the case of an Option or SAR, the cancellation of such Award without payment of any consideration. An Optionee shall be able to exercise his or her outstanding Option or SAR, to the extent such Option or SAR is then vested or becomes vested as of the effective time of the transaction, during a period of not less than five full business days preceding the closing date of the transaction, unless (i) a shorter period is required to permit a timely closing of the transaction and (ii) such shorter period still offers the Optionee a reasonable opportunity to exercise such Option or SAR;
(e)The cancellation of such Award and a payment to the Participant with respect to each share subject to the portion of the Award that is vested or becomes vested as of the effective time of the transaction equal to the excess of (A) the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction, over (if applicable) (B) the per-share Exercise Price of such Award (such excess, if any, the “Spread”).  Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent having a value equal to the Spread.  In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Shares.  If the Spread applicable to an Award (whether or not vested) is zero or a negative number, then the Award may be cancelled without making a payment to the Participant. In the event that an Award is subject to Code Section 409A, the payment described in this clause (e) shall be made on the settlement date specified in the applicable Award Agreement, provided that settlement may be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4); or
(f)The assignment of any reacquisition or repurchase rights held by the Company in respect of an Award of Restricted Shares to the surviving entity or its parent, with corresponding proportionate adjustments made to the price per share to be paid upon exercise of any such reacquisition or repurchase rights.
Unless an Award Agreement provides otherwise, each outstanding Award held by a Participant who remains a Service Provider as of the effective time of a merger, consolidation or Change in Control (other than one described in Article 14.7(d)) (a “Current Participant”) shall become fully vested and, if applicable, exercisable (with any performance-based vesting conditions applicable to an Award deemed achieved at 100% of target levels) immediately prior to the effective time of the transaction. However, the prior sentence shall not apply, and an outstanding Award shall not become vested and, if applicable, exercisable, if and to the extent the Award is continued, assumed or substituted as provided for in clauses (a), (b) or (c) above. In addition, the prior two sentences shall not apply to an Award held by a Participant who is not a Current Participant, unless an Award Agreement provides otherwise or unless the Company and the acquirer agree otherwise.
For avoidance of doubt, the Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to provide for the acceleration of vesting upon the occurrence of a Change in Control, whether or not the Award is to be assumed or replaced in the transaction, or in connection with a termination of the Participant’s service following a transaction.
Any action taken under this Article 9.3 shall either preserve a Award’s status as exempt from Code Section 409A or comply with Code Section 409A.
ARTICLE 10. OTHER AWARDS.
Subject in all events to the limitations under Article 3 above as to the number of Common Shares available for issuance under this Plan, the Company may grant other forms of Awards not specifically described herein and may grant awards under other plans or programs, where such awards are settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of

Restricted Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.
ARTICLE 11. LIMITATION ON RIGHTS.
11.1Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain a Service Provider. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Service Provider at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).
11.2Stockholders’ Rights. Except as set forth in Article 7.4 or 8.4 above, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.
11.3Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed necessary by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority will not have been obtained.
11.4Transferability of Awards. The Administrator may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable law. Unless otherwise determined by the Administrator, Awards shall be transferable by a Participant only by (a) beneficiary designation, (b) a will or (c) the laws of descent and distribution; provided that, in any event, an ISO may only be transferred by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative
11.5Recoupment Policy. All Awards granted under the Plan, all amounts paid under the Plan and all Common Shares issued under the Plan shall be subject to recoupment, clawback or recovery by the Company in accordance with applicable law and with Company policy (whenever adopted) regarding same, whether or not such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other applicable law, as well as any implementing regulations and/or listing standards thereunder.
11.6Other Conditions and Restrictions on Common Shares. Any Common Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Administrator may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Common Shares generally. In addition, Common Shares issued under the Plan shall be subject to such conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.
ARTICLE 12. TAXES.
12.1General. It is a condition to each Award under the Plan that a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any federal, state, local or foreign withholding tax obligations that arise in connection with any Award granted under the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan unless such obligations are satisfied.
12.2Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued on the date when they are withheld or surrendered. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions including any restrictions required by the SEC, accounting or other rules.
12.3Section 409A Matters. Except as otherwise expressly set forth in an Award Agreement, it is intended that Awards granted under the Plan either be exempt from, or comply with, the requirements of Code Section 409A. To the extent an Award is subject to Code Section 409A (a “409A Award”), the terms of the Plan, the Award and any written agreement governing the Award shall be interpreted to comply with the requirements of Code Section 409A so that the Award is not subject to additional tax or interest under Code Section 409A, unless the Administrator expressly provides otherwise. A 409A Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Code Section 409A(a)(1).
12.4Limitation on Liability. Neither the Company nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.
ARTICLE 13. FUTURE OF THE PLAN.
13.1Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to approval of the Company’s stockholders under Article 13.3 below. The Plan shall terminate automatically 10 years after the date when the Board adopted the Plan.
13.2Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.
13.3Stockholder Approval. To the extent required by applicable law, the Plan will be subject to the approval of the Company’s stockholders within 12 months of its adoption date.

An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.
ARTICLE 14. DEFINITIONS.
1.1“Administrator” means the Board or any Committee administering the Plan in accordance with Article 2.
1.2“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.
1.3“Award” means any award granted under the Plan, including as an Option, a SAR, a Restricted Share award, a Restricted Stock Unit award or another form of equity-based compensation award.
1.4“Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Agreement, a Restricted Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.
1.5“Board” means the Company’s Board of Directors, as constituted from time to time and, where the context so requires, reference to the “Board” may refer to a Committee to whom the Board has delegated authority to administer any aspect of this Plan.
1.6“Business Combination Date” means the date of the closing of the merger, as contemplated by that business combination agreement and plan of reorganization, dated as of September 23, 2020, by and among Switchback Energy Acquisition Corporation, Lightening Merger Sub Inc. and ChargePoint, Inc.
1.7“Change in Control” means:
(a)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;
(b)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(c)The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(d)Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
14.8“Code” means the Internal Revenue Code of 1986, as amended.
14.9“Committee” means a committee of one or more members of the Board, or of other individuals satisfying applicable laws, appointed by the Board to administer the Plan.
14.10“Common Share” means one share of the Company’s Class A Common Stock.
14.11“Company” means ChargePoint Holdings, Inc., a Delaware corporation.
14.12“Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.
14.13“Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.
14.14“Exchange Act” means the Securities Exchange Act of 1934, as amended.
14.15“Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.
14.16“Fair Market Value” means the closing price of a Common Share on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Administrator deems reliable. If Common Shares are not traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons. Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.
14.17“ISO” means an incentive stock option described in Code Section 422(b).
14.18“NSO” means a stock option not described in Code Sections 422 or 423.
14.19“Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

14.20“Optionee” means an individual or estate holding an Option or SAR.
14.21“Outside Director” means a member of the Board who is not an Employee.
14.22“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
14.23“Participant” means an individual or estate holding an Award.
14.24“Plan” means this ChargePoint Holdings, Inc. 2021 Equity Incentive Plan, as amended from time to time.
14.25“Predecessor Plans” means the ChargePoint, Inc. 2017 Stock Plan, as amended, and the ChargePoint, Inc. 2007 Stock Incentive Plan, as amended.
14.26“Restricted Share” means a Common Share awarded under Article 7 of the Plan.
14.27“Restricted Stock Agreement” means the agreement consistent with the terms of the Plan between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.
14.28“Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.
14.29“Restricted Stock Unit Agreement” means the agreement consistent with the terms of the Plan between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions and restrictions pertaining to such Restricted Stock Unit.
14.30“SAR” means a stock appreciation right granted under the Plan.
14.31“SAR Agreement” means the agreement consistent with the terms of the Plan between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.
14.32“Securities Act” means the Securities Act of 1933, as amended.
14.33“Service Provider” means any individual who is an Employee, Outside Director or Consultant, including any prospective Employee, Outside Director or Consultant who has accepted an offer of employment or service and will be an Employee, Outside Director or Consultant after the commencement of their service.
14.34“Stock Option Agreement” means the agreement consistent with the terms of the Plan between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.
14.35“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
14.36“Substitute Awards” means Awards or Common Shares issued by the Company in assumption of, or substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a corporation acquired by the Company or any Affiliate or with which the Company or any Affiliate combines to the extent permitted by the applicable exchange listing requirements.
ARTICLE 15. LANGUAGE
15.1The parties hereto acknowledge that they have requested and are satisfied that this document and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que le présent document et les documents qui y sont liés soient rédigés en anglais.

ChargePoint Holdings, Inc.
2021 Equity Incentive Plan
Notice of Restricted Stock Unit Award
You have been granted Restricted Stock Units (“RSUs”), each representing the right to receive one share of the Common Stock of ChargePoint Holdings, Inc. (the “Company”) on the following terms and conditions:
Name of Recipient:    ___________________________________________
Total Number of RSUs Granted:    ___________________________________________
Date of Grant:    ___________________________________________
Vesting Commencement Date:    ___________________________________________
Vesting Schedule:    ___________________________________________
You and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (including, if applicable, the Appendix for Non-U.S. Participants), both of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.
The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan, future RSUs that may be awarded under the Plan (if any) and all documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company. You acknowledge that you may incur costs in connection with any such delivery by means of electronic transmission, including the cost of accessing the Internet and printing fees, and that an interruption of Internet access may interfere with your ability to access the documents.
You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s Common Stock.
YOU MUST EXPRESSLY ACCEPT THE TERMS AND CONDITIONS OF THIS RSU AWARD BY ELECTRONICALLY ACCEPTING THIS AWARD (IN THE MANNER INSTRUCTED BY THE COMPANY) ON OR BEFORE THE EARLIER OF (1) THE DATE THAT IS 90 DAYS AFTER THE DATE OF GRANT SET FORTH ABOVE OR (2) THE FIRST DATE ANY OF THESE RSUs WOULD VEST IN ACCORDANCE WITH THE VESTING SCHEDULE SET FORTH ABOVE. IF YOU DO NOT ACCEPT THIS AWARD BY SUCH DEADLINE, THIS RSU AWARD WILL AUTOMATICALLY TERMINATE AND BE CANCELLED AND YOU WILL HAVE NO RIGHTS TO THIS RSU AWARD.

CHARGEPOINT HOLDINGS, INC.
2021 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Grant of RSUs
Subject to all of the terms and conditions set forth in the Notice of Restricted Stock Unit Award (the “Grant Notice”), this Restricted Stock Unit Agreement (including, if applicable, the Appendix for Non-U.S. Participants) (the “Agreement”) and the Plan, the Company has granted to you the number of RSUs set forth in the Grant Notice.
All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan.

Nature of RSUs	Your RSUs are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of the Company’s Common Stock on a future date. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company.
Payment for RSUs	No payment is required for the RSUs that you are receiving.
Vesting
The RSUs vest in accordance with the vesting schedule set forth in the Grant Notice.
In no event will any additional RSUs vest after your Service has terminated for any reason unless expressly provided in a written agreement between you and the Company.
The Company determines whether and when your Service terminates for all purposes of your RSUs.

Termination of Service/Forfeiture	If your Service terminates for any reason, then your RSUs will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination of your Service. This means that any RSUs that have not vested under this Agreement will be cancelled immediately. You will receive no payment for RSUs that are forfeited.

Leaves of Absence and Part-Time Work
For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. However, except as otherwise determined by the Company, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on an unpaid leave of absence that lasts more than thirty days, then, to the extent permitted by applicable law, the vesting schedule specified in the Grant Notice will be suspended on the thirty-first day of such unpaid leave, and this award will not vest with respect to any additional RSUs during the remainder of such leave. Vesting will resume when you return to active Service. If you go on a paid leave of absence, the vesting schedule specified in the Grant Notice may be suspended and/or adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.
If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Settlement of RSUs
Each RSU will be settled as soon as practicable on or following the date when it vests, but in any event within 60 days following the vesting date (unless you and the Company have agreed in writing to a later settlement date pursuant to procedures the Company may prescribe at its discretion). In no event will you be permitted, directly or indirectly, to specify the taxable year of settlement of any RSUs subject to this award.
At the time of settlement, you will receive one share of the Company’s Common Stock for each vested RSU.
No fractional shares will be issued upon settlement.

Section 409A
Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of these restricted stock units is intended to be exempt from the application of Code Section 409A pursuant to Treasury Regulation 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exception.
Notwithstanding the foregoing, if it is determined that settlement of these RSUs is not exempt from Code Section 409A and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), then this paragraph will apply. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any RSUs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death.
Each installment of RSUs that vests is hereby designated as a separate payment for purposes of Code Section 409A.

No Voting Rights or Dividends	Your RSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing shares of the Company’s Common Stock.
RSUs Nontransferable
You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs. For instance, you may not use your RSUs as security for a loan.
In addition, regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest in your RSUs in any way.

Beneficiary Designation
You may dispose of your RSUs in a written beneficiary designation if authorized by the Company and to the extent such beneficiary designation is valid under applicable law. Any beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested RSUs that you hold at the time of your death.

Withholding Taxes
Regardless of any action the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you (the “Employer”)) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the issuance of shares upon vesting of the RSUs, the subsequent sale of shares acquired pursuant to such vesting and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
No shares will be distributed to you unless you have made arrangements satisfactory to the Company and/or the Employer for the payment of any Tax-Related Items that the Company and/or the Employer determine must be withheld. In this regard, you authorize the Company, at its sole discretion, to satisfy your Tax-Related Items by one or a combination of the following:
•Withholding the amount of any Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer.
•Instructing a brokerage firm selected by the Company for this purpose to sell on your behalf a number of whole shares of Company stock to be issued to you when the RSUs are settled that the Company determines are appropriate to generate cash proceeds sufficient to satisfy the Tax-Related Items. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price. Regardless of whether the Company arranges for such sale, you will be responsible for all fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale.
•Withholding shares of Company stock that would otherwise be issued to you when the RSUs are settled equal in value to the Tax-Related Items. The fair market value of the withheld shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Tax-Related Items.
•Any other means approved by the Company.
You agree to pay to the Company in cash any amount of Tax-Related Items that the Company does not elect to satisfy by the means described above. To the extent you fail to make satisfactory arrangements for the payment of any required withholding taxes, you will permanently forfeit the applicable RSUs.

Restrictions on Issuance
The Company will not issue any shares to you if the issuance of shares at that time would violate any law or regulation.
Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Company common stock, the Company shall not be required to issue any shares to you prior to the completion of any registration or qualification of the shares under any local, state, national or federal securities law or under rulings or regulations of the Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any local, state, national or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Company’s shares with the SEC or any state securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
No Retention Rights	Your award or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.
Adjustments	In the event of a stock split, a stock dividend or a similar change in Company’s Common Stock, the number of your RSUs will be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then your RSUs will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your RSUs from Code Section 409A or (b) comply with Code Section 409A.
Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to any Company recoupment or clawback policy in effect from time to time.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.
The Plan, this Agreement (including, if applicable, any Appendix for Non-U.S. Participants) and the Grant Notice constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

Language	The parties hereto acknowledge that they have requested and are satisfied that this document and all related documents be drawn up in the English language.
BY ACCEPTING THIS RSU AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN (INCLUDING THE TERMS OF ANY APPLICABLE APPENDIX INCORPORATED HEREIN BY REFERENCE).

CHARGEPOINT HOLDINGS, INC.
2021 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
APPENDIX FOR NON-U.S. PARTICIPANTS
This Appendix for Non-U.S. Participants (the “Appendix”)constitutes part of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement and/or the Plan.
Terms and Conditions
Part I of this Appendix contains additional terms and conditions that, together with the Plan and the Agreement, govern the RSUs if you work and/or resides in (or are otherwise considered subject to the laws of) a country other than the United States.
Part II of this Appendix includes additional terms and conditions that govern the RSUs granted to you under the Plan if you work and/or reside in (or are otherwise considered subject to the laws of) one of the countries listed below. If you are a citizen or resident of a country other than the one in which you currently are working and/or residing (or if you are considered as such for local law purposes), or if you transfer employment and/or residence to another country after the RSU grant, you acknowledge and agree that the Company, in its discretion, will determine the extent to which the terms and conditions herein will be applicable to you.
Notifications
This Appendix also includes information regarding securities laws, foreign asset/account reporting and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, foreign asset/account reporting and other laws in effect in the respective countries as of April 2021. Such laws are often complex and change frequently. As a result, you should not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information included herein may be out of date at the time that you vest in the RSUs, acquire shares of the Company’s Common Stock under the Plan, or subsequently sell such shares.
In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in the your country may apply to your individual situation.
Finally, if you are a citizen or resident of a country other than the one in which you currently are working and/or residing (or if you are considered as such for local law purposes), or if you transfer employment and/or residence to another country after the RSU grant, the information contained herein may not be applicable to you in the same manner.

PART I - GENERAL NON-U.S. TERMS AND CONDITIONS
(1)    Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
b.the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
c.all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
d.the RSU grant and your participation in the Plan shall not create a right to employment or other service relationship with the Company;
e.the RSU grant and your participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer, and shall not interfere with the ability of the Company, the Employer or any Subsidiary or
Affiliate of the Company, as applicable, to terminate your Service;
f.you are voluntarily participating in the Plan;
g.the RSUs and the shares of the Company’s Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
h.the RSUs and the shares of the Company’s Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
i.unless otherwise agreed with the Company in writing, the RSUs and the shares of the Company’s Common Stock subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary of the Company;
j.the future value of the underlying shares of the Company’s Common Stock is unknown, indeterminable and cannot be predicted with certainty;
k.no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

l.for purposes of the RSUs, your Service will be considered terminated as of the date you are no longer actively providing services to the Company, the Employer or any of the other Subsidiaries or Affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and such date will not be extended by any notice period (e.g., your period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and
m.neither the Company, the Employer nor any other Subsidiary or Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any shares of the Company’s Common Stock acquired upon settlement.
(2)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of the Company’s Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
(3)Data Privacy Consent. You hereby declare that you agree with the data processing practices described herein and consent to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.
a.Declaration of Consent. You understand that you must review the following information about the processing of Personal Data by or on behalf of the Company or the Employer as described in the Agreement and any materials related to your eligibility to participate in the Plan and declare your consent. As regards the processing of your Personal Data in connection with the Plan, you understand that the Company is the controller of your Personal Data.
b.Data Processing and Legal Basis. The Company collects, uses and otherwise processes certain information about you for purposes of implementing, administering and managing the Plan. You understand that this information may include, without limitation, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or common directorships held in the Company, details of all equity awards or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Personal Data”). The legal basis for the processing of your Personal Data, where required, is your consent.
a.Stock Plan Administration Service Providers. You understand that the Company transfers your Personal Data, or parts thereof, to E*Trade Financial Corporate Services, Inc. (“E*Trade”), an independent service provider based in the U.S., which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share your Personal Data with such different service providers that serve the Company in a similar manner. The Company’s service providers will open an account for you to receive and trade shares of the Company’s Common Stock acquired under the Plan and you may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of any ability to participate in the Plan.
b.International Data Transfers. As of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*Trade, are based in the U.S. The Company is based in the U.S. If you are located outside the U.S., your country may have enacted data privacy laws that are different from the laws of the U.S. The Company’s legal basis for the transfer of Personal Data is your consent.
c.Data Retention. The Company will process your Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan, or to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. In the latter case, you understand and acknowledge that the Company’s legal basis for the processing of your Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Personal Data for any of the above purposes, you understand that the Company will remove it from its systems.
d.Voluntariness and Consequences of Denial/Withdrawal of Consent. You understand that any participation in the Plan and your consent are purely voluntary. You may deny or later withdraw your consent at any time, with future effect and for any or no reason. If you deny or later withdraw your consent, the Company cannot offer participation in the Plan or grant RSUs or other equity awards to you or administer or maintain such awards, and you will not be eligible to participate in the Plan. You further understand that denial or withdrawal of your consent would not affect your employment or service relationship and that you would merely forfeit the opportunities associated with the Plan.
e.Data Subject Rights. You understand that data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about you that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of your Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of your Personal Data that you have actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or your employment or service relationship and is carried out by automated means. In case of concerns, you also may have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, your rights, you understand you should contact your local human resources representative.
(4)Venue. Any and all disputes relating to, concerning or arising from the Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the RSUs or the Agreement, shall be brought and heard exclusively in the courts of Santa Clara, California or the federal courts of the United States for the Northern District of California. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
(5)Compliance with Law. Notwithstanding any other provision of the Plan or the Agreement, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
(6)Severability. The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(7)Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any shares of the Company’s Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(1)Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Participant.
(2)Insider Trading/Market Abuse. You acknowledge that, depending on you or your broker’s country or where the Company shares are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of shares of the Company’s Common Stock, rights to shares (e.g., RSUs) or rights linked to the value of shares (e.g., phantom awards, futures) during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy. You are responsible for complying with any restrictions and should speak to your personal advisor on this matter.
(3)Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws you are subject, you may have certain foreign asset/account and/or tax reporting requirements that may affect your ability to acquire or hold shares of the Company’s Common Stock under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents or sale proceeds arising from the sale of shares of the Company’s Common Stock) in a brokerage or bank account outside your country of residence. Your country may require that you report such accounts, assets or transactions to the applicable authorities in your country. You also may be required to repatriate cash received from participating in the Plan to your country within a certain period of time after receipt. You are responsible for knowledge of and compliance with any such regulations and should speak with your personal tax, legal and financial advisors regarding same.

PART II - COUNTRY-SPECIFIC TERMS AND CONDITIONS
AUSTRIA
Notifications
Exchange Control Information. If you hold securities (including shares of the Company’s Common Stock acquired under the Plan) or cash (including proceeds from the sale of shares of the Company’s Common Stock) outside of Austria, you may be subject to reporting obligations to the Austrian National Bank. If the value of the shares of the Company’s Common Stock meets or exceeds a certain threshold, you must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. In all other cases, an annual reporting obligation applies and the report has to be filed as of December 31 on or before January 31 of the following year using the form P2. Where the cash amounts held outside of Austria meet or exceed a certain threshold, monthly reporting obligations apply as explained in the next paragraph.
If you sell your shares of the Company’s Common Stock, or receive any cash dividends, you may have exchange control obligations if you hold the cash proceeds outside of Austria. If the transaction volume of all your accounts abroad meets or exceeds a certain threshold, you must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).
You should consult with your personal tax advisor to determine your personal reporting obligations.
BELGIUM
Notifications
Foreign Asset/Account Reporting Information. You are required to report any security or bank account (including brokerage accounts) you maintain outside of Belgium on your annual tax return. The first time you report the foreign security and/or bank account on your annual income tax return you will have to provide the National Bank of Belgium Central Contact Point with the account number, the name of the bank and the country in which the account was opened in a separate form. The form, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium (www.nbb.be) under the caption Kredietcentrales / Centrales des crédits.
CANADA

Terms and Conditions
Company’s Obligation to Pay. The following provision supplements the “Settlement of RSUs” section of the Agreement:
Notwithstanding the discretion of the Administrator to settle RSUs in cash, shares of the Company’s Common Stock or a combination of both as described in Article 8.5 of the Plan, vested RSUs shall be paid to you in shares of the Company’s Common Stock only.
Termination as a Service Provider. The following provisions replace Section 1(l) of Part I of this Appendix:
For purposes of the RSUs, your Service will terminate (regardless of the reason for such termination and whether or not later to be found invalid or unlawful, including for breaching employment laws in the jurisdiction where you provide Service or the terms of your Service agreement, if any) as of the date that is the earlier of (i) the date your Service ends, no matter how the termination arises, and (ii) the date you receive notice of termination of Service. In either case, the date shall exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, you will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a statutory notice period, you acknowledge that your right to participate in the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rata vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.
The following provisions apply if you reside in Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement Relatif à la Langue. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Notifications
Securities Law Information. You are permitted to sell shares of the Company’s Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the shares of the Company’s Common Stock takes place outside of Canada through the facilities of a stock exchange on which the shares of the Company’s Common Stock are listed (i.e., the New York Stock Exchange).
FRANCE
Terms and Conditions
Language Consent. By accepting the award of RSUs, you confirm having read and understood the documents relating to the grant (the Plan, this Agreement and this Appendix) which were provided in English language. You accept the terms of those documents accordingly.
Consentement Relatif à la Langue. En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.
Notifications
Tax Information. The RSUs are not intended to be eligible for specific tax and/or social security treatment in France under Sections L. 225-197-1 to 225-197-5 and Sections L. 22-10-59 to L. 2210-60 of the French Commercial Code, as amended, for the grant of French-qualified restricted stock units.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with securities (including proceeds realized upon the sale of shares of the Company’s Common Stock or from the receipt of any dividends paid on such shares of the Company’s Common Stock), the report must be made by the fifth day of the month following the month in which the payment was received. The report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for complying with applicable reporting requirements.
INDIA
Notifications
Exchange Control Information. You must repatriate the proceeds from the sale of shares of the Company’s Common Stock and any dividends received in relation to the shares of the Company’s Common Stock to India within a certain number of days after receipt. You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.
IRELAND
Notifications
Director Notification Obligation. Directors, shadow directors or secretaries of an Irish Subsidiary , whose interests in the Company represent more than 1% of the Company’s voting share capital, must notify the Irish Subsidiary in writing when (i) receiving or disposing of an interest in the Company (e.g., RSUs, shares of the Company’s Common Stock, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children of such individuals (whose interests will be attributed to the director, shadow director or secretary).
MEXICO
Terms and Conditions
Plan Document Acknowledgement. By accepting the RSUs, you acknowledge that you have received a copy of the Plan and the Agreement, which you have reviewed. You acknowledge further that you accept all the provisions of the Plan and the Agreement. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in Section 1 of the Appendix (“Nature of Grant”), which clearly provides as follows:
(1)Your participation in the Plan does not constitute an acquired right;
(2)The Plan, and your participation in the Plan, are offered by the Company on a wholly discretionary basis;
(3)Your participation in the Plan is voluntary; and
(4)The Company and its Parents, Subsidiaries and Affiliates are not responsible for any decrease in the value of any shares of Company Common Stock acquired at vesting and settlement of the RSUs.
Labor Law Policy and Acknowledgment. By accepting the RSUs, you expressly recognize that the Company, with registered offices at ChargePoint Holdings, Inc. 240 East Hacienda Avenue, Campbell CA, 95008, is solely responsible for the administration of the Plan, and that your participation in the Plan and acquisition of shares of Company common stock do not constitute an employment or service relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and the employer in Mexico (“ChargePoint Mexico”) is your sole employer. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participating in the Plan do not establish any rights between you and ChargePoint Mexico, and do not form part of the employment conditions and/or benefits provided by ChargePoint Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your Service.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.
Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its Parents, Affiliates, Subsidiaries, branches, representative offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.
Términos y Condiciones
Reconocimiento del Contrato. Al aceptar los Unidades, usted reconoce que ha recibido una copia del Plan y del Contrato con inclusión de este Apéndice, que le ha examinado. Usted reconoce, además, que usted acepta todas las disposiciones del Plan y del Contrato. Usted también reconoce que ha leído y, concretamente, y aprobar de forma expresa los términos y condiciones establecidos en la “Naturaleza del Otorgamiento” que claramente dispone lo siguiente:
(1)Su participación en el Plan no constituye un derecho adquirido;
(2)El Plan y su participación en el Plan se ofrecen por ChargePoint Holdings, Inc. en su totalidad sobre una base discrecional;
(3)Su participación en el Plan es voluntaria; y
(4)ChargePoint Holdings, Inc. y sus afiliadas no son responsables de ninguna disminución en el valor de las acciones adquiridas en la adquisición de los Unidades.
Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Al aceptar los Unidades, usted reconoce que ChargePoint Holdings, Inc., con oficinas registradas en 240 East Hacienda Avenue, Campbell CA, 95008, Estados Unidos de América, es el único responsable de la administración del Plan. Además, usted acepta que su participación en el Plan, la concesión de los Unidades y cualquier adquisición de acciones en el marco del Plan no constituyen una relación laboral entre usted y ChargePoint Holdings, Inc. porque usted está participando en el Plan en su totalidad sobre una base comercial y su único empleador es una sociedad mercantil Mexicana (“ChargePoint-Mexico”). Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que pueden derivarse de la participación en el Plan no establece ningún derecho entre usted y su Empleador, ChargePoint-Mexico, y que no forman parte de las condiciones de empleo y / o prestaciones previstas por ChargePoint-Mexico, y cualquier modificación del Plan o la terminación de su contrato no constituirá un cambio o deterioro de los términos y condiciones de su empleo.
Además, usted entiende que su participación en el Plan es causada por una decisión discrecional y unilateral de ChargePoint, por lo que ChargePoint se reserva el derecho absoluto a modificar y/o suspender su participación en el Plan en cualquier momento, sin responsabilidad alguna para con usted.

Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Chargepoint, por cualquier compensación o daño en relación con cualquier disposición del plan o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total finiquito a Chargepoint, sus afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
Notifications
Securities Law Information. The RSUs granted, and any shares of Company Common Stock acquired, under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, Agreement and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to you because of your existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather a private placement of securities addressed specifically to certain service providers, and is made in accordance with the provisions of the Mexican Securities Market Law. Any rights under such offering shall not be assigned or transferred.
NETHERLANDS
There are no country-specific provisions.
PUERTO RICO
There are no country-specific provisions.
UNITED KINGDOM
Terms and Conditions
Company’s Obligation to Pay. The following provision supplements the “Settlement of RSUs” section of the Agreement:
Notwithstanding the discretion of the Administrator to settle RSUs in cash, shares of the Company’s Common Stock or a combination of both as described in Article 8.5 of the Plan, vested RSUs shall be paid to you in shares of the Company’s Common Stock only.
Responsibility for Taxes. The following provision supplements the “Withholding Taxes” section of the Agreement:
Without limitation to the “Withholding Taxes” section of the Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and, if different, the Employer against any TaxRelated Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the immediately foregoing provision will not apply; instead, the amount of any uncollected Tax-Related Items may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may be obtained from you by the Company or the Employer at any time thereafter by any of the means referred to in the “Withholding Taxes” section of the Agreement.
Joint Election for Transfer of Liability for Employer National Insurance Contributions. If you are an employee and tax resident in the United Kingdom, the grant of the RSUs is conditional upon your agreement to accept liability for any secondary Class 1 national insurance contributions which may be payable by you in connection with any event giving rise to tax liability in relation to the RSUs (“Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in the “Withholding Taxes” section of the Agreement. Without prejudice to the foregoing, you agree to execute a joint election with the Company or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to you. You further agree to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of your Joint Election. If you do not complete the Joint Election prior to vesting in the RSUs, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, the RSUs shall become null and void and may not be settled, without any liability to the Company or its Subsidiaries or Affiliates, including the Employer. You must enter into the Joint Election attached to this Appendix, concurrent with the execution of the Agreement, or at such subsequent time as may be designated by the Company.
Important Note on the Election to Transfer Employer NICs
If you are liable for National Insurance contributions (“NICs”) in the UK in connection with your participation in the ChargePoint Holdings, Inc. 2021 Equity Incentive Plan (the “Plan), you are required to enter into an Election to transfer to you any liability for employer’s NICs that may arise in connection with your participation in the Plan.
By entering into the Election:

•you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan will be transferred to you;
•you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient shares acquired pursuant to your awards; and
•you acknowledge that even if you have clicked on the “ACCEPT” box where indicated, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.
Please read the Election carefully.
Please print and keep a copy of the Election for your records.

GDSVF&H\5275851.7

ChargePoint Holdings, Inc.
2021 Equity Incentive Plan
Notice of Stock Option Grant
You have been granted the following option to purchase shares of the Common Stock of ChargePoint Holdings, Inc. (the “Company”) on the terms and conditions set out below:
Name of Optionee:    ___________________________________________
Total Number of Shares:    ___________________________________________
Type of Option (U.S. Tax Status):    Nonstatutory Stock Option
Exercise Price per Share:    US$_______________________________________
Date of Grant:    ___________________________________________
Vesting Commencement Date:    ___________________________________________
Vesting Schedule:    ___________________________________________
Expiration Date:    _____________________. This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in Article 9 of the Plan.
You and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement (including, if applicable, the Appendix for Non-U.S. Participants), both of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.
The Company may, in its sole discretion, decide to deliver any documents related to options awarded under the Plan, future options that may be awarded under the Plan and all other documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including by posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company. You acknowledge that you may incur costs in connection with any such delivery by means of electronic transmission, including the cost of accessing the Internet and printing fees, and that an interruption of Internet access may interfere with your ability to access the documents.
You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s Common Stock.

ChargePoint Holdings, Inc.
2021 Equity Incentive Plan
Stock Option Agreement

Grant of Option
Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant (the “Grant Notice”), this Stock Option Agreement (the “Agreement”) and the Plan, the Company has granted you an option to purchase up to the total number of shares specified in the Grant Notice at the exercise price indicated in the Grant Notice.
All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan.

U.S. Tax Treatment	This option is intended to be a nonstatutory stock option, as provided in the Grant Notice.
Vesting
This option vests and becomes exercisable in accordance with the vesting schedule set forth in the Grant Notice.
In no event will this option vest or become exercisable for additional shares after your Service has terminated for any reason unless expressly provided in a written agreement between you and the Company.

Term of Option	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Grant Notice. (This option will expire earlier if your Service terminates earlier, as described below, and this option may be terminated earlier as provided in Article 9 of the Plan.)
Termination of Service	If your Service terminates for any reason, this option will expire to the extent it is unvested as of your termination date and does not vest as a result of your termination of Service. The Company determines whether and when your Service terminates for all purposes of this option.
Regular Termination	If your Service terminates for any reason except death or total and permanent disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

Death	If your Service terminates as a result of your death, then this option, to the extent vested as of the date of your death, will expire at the close of business at Company headquarters on the date twelve months after the date of death.
Disability
If your Service terminates because of your total and permanent disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date six months after your termination date.
For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work
For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. However, except as otherwise determined by the Company, your Service terminates when the approved leave ends, unless you immediately return to active work.
If you go on an unpaid leave of absence that lasts more than 30 days, then, to the extent permitted by applicable law, the vesting schedule specified in the Grant Notice will be suspended on the thirty-first day of such unpaid leave, and this option will not vest or become exercisable with respect to any additional shares during the remainder of such leave. Vesting will resume when you return to active Service. If you go on a paid leave of absence, the vesting schedule specified in the Notice of Stock Option Grant may be adjusted and/or suspended in accordance with the Company’s leave of absence policy or the terms of your leave.
If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Restrictions on Exercise/Compliance with Law
The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.
Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the Company’s shares, the Company shall not be required to permit the exercise of this option and/or delivery of Company shares prior to the completion of any registration or qualification of the shares under any local, state, national or federal securities law or under rulings or regulations of the Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any local, state, national or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Company’s shares with the SEC or any state securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.

Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form or, if the Company has designated a third party to administer the Plan, you must notify such third party in the manner such third party requires. Your notice must specify how many shares you wish to purchase. The notice will be effective when the Company receives it.
However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.
If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
You may only exercise your option for whole shares.

Form of Payment
When you submit your notice of exercise, you must make arrangements for the payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:
•By delivering to the Company your personal check, a cashier’s check or a money order, or arranging for a wire transfer.
•By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any Tax-Related Items (as defined below). (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”
The Company may permit other forms of payment in its discretion to the extent permitted by the Plan.

Withholding Taxes
Regardless of any action the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you (the “Employer”)) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options, including, but not limited to, the grant, vesting or exercise of the option, the issuance of shares upon exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the option or any aspect of the option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
You will not be allowed to exercise this option unless you make arrangements acceptable to the Company and/or the Employer to pay any Tax-Related Items that the Company and/or the Employer determine must be withheld. These arrangements include payment in cash or via the same-day sale procedure described above. With the Company’s consent, these arrangements may also include (a) withholding shares of Company stock that otherwise would be issued to you when you exercise this option with a value equal to withholding taxes, (b) surrendering shares that you previously acquired with a value equal to the withholding taxes, or (c) withholding cash from other compensation. The value of withheld or surrendered shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Tax-Related Items.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
Transfer of Option
Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by means of a written beneficiary designation (if authorized by the Company and to the extent such beneficiary designation is valid under applicable law) which must be filed with the Company on the proper form; provided, however, that your beneficiary or a representative of your estate acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or representative of the estate were you.
Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

No Retention Rights	Your option or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.
Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the exercise price, and satisfying any applicable Tax-Related Items. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.
Recoupment Policy	This option, and the shares acquired upon exercise of this option, shall be subject to any Company recoupment or clawback policy in effect from time to time.
Adjustments	In the event of a stock split, a stock dividend or a similar change in Company’s Common Stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then this option will be subject to the applicable provisions of Article 9 of the Plan.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.
This Plan, this Agreement (including, if applicable, the Appendix for Non-U.S. Participants) and the Grant Notice constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

Language
The parties hereto acknowledge that they have requested and are satisfied that this document and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que le présent document et les documents qui y sont liés soient rédigés en anglais.

BY ACCEPTING THIS OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN (INCLUDING THE TERMS OF ANY APPLICABLE APPENDIX INCORPORATED HEREIN BY REFERENCE).